EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 033-45756 on Form S-3, Post-Effective Amendment No. 7 to Registration Statement No. 033-06004 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 033-53771 on Form S-8, Registration Nos. 333-01109, 333-04611, 333-64161, 333-84917, 333-41806, 333-41808, 333-87814, 333-105203, 333-150934 and 333-177604 on Form S-8 and Registration Statement No. 033-63445-01 on Form S-3 of our reports dated February 27, 2013 relating to the consolidated financial statements of ITT Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of ITT Corporation for the year ended December 31, 2012.

/S/ DELOITTE & TOUCHE LLP
Stamford, Connecticut

February 27, 2013